Exhibit 99.1

Contact:	Press Jim Sheehan SeaChange 1-978-897-0100 x3064 jim.sheehan@schange.com	Investors Monica Gould The Blueshirt Group 1-212-871-3927 monica@blueshirtgroup.com

U.S. COURT OF APPEALS AFFIRMS TRIAL COURT’S DECISION IN FAVOR

OF SEACHANGE IN PATENT INFRINGEMENT CASE

ACTON, Mass. (Oct. 10, 2013) –SeaChange International (Nasdaq: SEAC), a leading global multi-screen video software innovator, today announced that the United States Court of Appeals for the Federal Circuit has affirmed the U.S. District Court’s October 2012 decision which rejected Arris Group, Inc.’s allegations that SeaChange had violated a 2006 injunction.

The 12-year dispute began in 2001 when n-Cube Corporation (whose interest was later acquired by Arris Group) filed suit alleging that SeaChange’s ITV video system infringed an n-Cube patent. After an adverse ruling in 2002, SeaChange redesigned its video system to avoid infringement of the n-Cube patent. Seven years later, in 2009, Arris filed a motion alleging that SeaChange’s 2002 system violated the injunction entered in the n-Cube case.

The Federal Circuit today concluded that “the District Court did not err in its factual findings and, therefore, did not abuse its discretion in denying Arris’s motion for contempt.”

“We are pleased that the Court has affirmed the validity of SeaChange’s diligent actions that immediately followed the 2002 ruling,” said SeaChange General Counsel David McEvoy.

“SeaChange provides the most innovative video delivery systems in the world and we are pleased that, with today’s affirmation of the U.S. District Court’s decision, the two companies can go back to competing in their respective markets on the strength of their technology and service, instead of in the Courts,” said SeaChange Chief Executive Officer Raghu Rau.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior video platform, advertising and in-home offerings.

SeaChange customers include many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world. Visit www.schange.com.

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